                                                                    EXHIBIT 99.5

INVESTOR CONFERENCE CALL COMMENTS
D. STEPHEN MENZIES
NOVEMBER 6, 2003

Thank you, Tim.  Good morning.

         Let me provide a few comments, first, regarding the North American railcar market and, then, concerning TrinityRail's 3rd quarter market performance. I will conclude with a few remarks regarding our leasing and management services business.

         During the 3rd quarter, the North American railcar industry ordered approximately 6,700 railcars. This was a decrease from the peak order rate of 17,000 railcars ordered during the 2nd quarter. However, the rapid growth of the intermodal sector and the aggressive purchasing strategy of TTX, the railroad owned intermodal equipment pool operator, fueled a significant portion of industry orders in the 1st and 2nd quarters of 2003. Similar order activity did not occur in the 3rd quarter. We expect further industry orders for intermodal equipment in 2004. The 3rd quarter industry orders did include a broad array of different railcar types serving a number of different end user markets giving credibility to a broader railcar market recovery. We are encouraged to see increased demand for covered hoppers which serve the grain industry as expanding grain exports, significant crop yields and replacement of older, smaller covered hoppers spurs renewed demand. With low coal inventories at power plants and the market supply and demand for aluminum coal cars finally reaching equilibrium, we are experiencing improved coal car demand. Increased shipments of paper and railroad replacement of older, poor condition railcars has resulted in growing demand for box cars. However, industry demand for new tank cars continues to be lower than normal reflecting sluggish demand for commodity chemicals and plastics. A bright spot is the demand for tank cars built to transport ethanol as ethanol's use as a fuel oxygenate grows.

         During the 3rd quarter, Trinity received orders for approximately 3,100 railcars or 46% of the industry's total. Trinity maintained its strong position in covered hoppers with 70% of covered hopper orders and 61% of coal cars ordered during the quarter. In addition, Trinity received orders for intermodal cars, box cars and tank cars. While the industry railcar order backlog dropped slightly in the 3rd quarter to a little less than 32,000 railcars, Trinity's railcar order backlog of over 11,500 railcars grew for the sixth consecutive quarter to its highest level since the 1st quarter 2000. Our growing railcar order backlog has allowed TrinityRail management to develop a plant deployment plan matching increased production capacity with increased market demand. Current customer inquiries for covered hoppers, boxcars and coal cars remain strong. We have seen recent improvement in demand for pressure tank cars and new demand for autoracks. Current order and customer inquiry activity supports our long term view of the railcar market.

         Our leasing subsidiary continues to be an important strategic tool for TrinityRail. Trinity Industries Leasing Company showed continued fleet growth, improved fleet utilization and operating earnings growth in the 3rd quarter. During the 3rd quarter, TILC added more than 1,100 new railcars to its fleet including coal cars, mill gons for steel, intermodal, covered hoppers for grain products, and various tank cars. Our owned and leased railcar fleet has grown to approximately 17,700 railcars. The average lease term of the 3rd quarter fleet additions is over 12 years. All fleet additions in the 3rd quarter were placed on lease with customers. Our entire lease portfolio is performing well. The average remaining lease term of the portfolio is approximately 6.5 years. The average railcar age in the fleet is just over 5 years. Fleet utilization increased to 96.8% at the end of the 3rd quarter as idle tank cars and covered hoppers were assigned to leasing customers. Our portfolio is well diversified by car type, industries served and customer concentration. Our portfolio credit quality is stable. As railcar prices firm and fleet utilization increases, we expect to begin to see improvement in lease rates, as well.

         Supporting the growth of our lease fleet is our ability to access the capital markets. John Adams has previously addressed the renewal of and increase in Trinity Industries Leasing Company's $300 million warehousing line of credit and the anticipated closing of our permanent financing. These important financings demonstrate Trinity Industries Leasing Company's ability to access the capital markets and enable us to support TrinityRail's production goals and to effectively respond to our customers' leasing requirements.

         I'll now turn this back over to Neil Shoop for questions.